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                                                                    EXHIBIT 99.1

                      [EResource Capital Group letterhead]

ERESOURCE CAPITAL GROUP SHAREHOLDERS APPROVE REVERSE STOCK SPLIT

CHARLOTTE, NC--MAY 24, 2002--eResource Capital Group, Inc. ("RCG," AMEX: RCG) today announced that the Company's stockholders approved an amendment to the Company's Certificate of Incorporation effecting a one-for-five to one-for-ten reverse stock split of the Company's common stock, elected the nominees for the Board of Directors, and ratified the selection of the independent auditor.

The Company's Board of Directors has established an exchange ratio of one-for-seven for the reverse split. Approximately 95% of the Company's shares voted were in favor of the reverse split proposal. The reverse stock split will be effective as of the close of business on June 14, 2002, and will trade on a reverse split basis when the market opens on June 17, 2002.

Michael Pruitt, the Company's President and CEO, commented, "We are confident that this action will enhance RCG's appeal to a broader segment of the investment community, which would in turn enable us to attract additional shareholders".

ABOUT ERESOURCE CAPITAL GROUP

eResource Capital Group, Inc. (AMEX: RCG), based in Charlotte, N.C., is a network of technology and service companies brought together under one operating company to benefit from synergistic relationships and the infusion of intellectual and capital resources. RCG plans to strengthen its network through timely acquisitions and by growing and enhancing its member companies. Operating companies in the RCG network include: LifeStyle Technologies; flightserv.com; Internet Aviation Services, Ltd.; DM Marketing, Inc.; Avenel Ventures, Inc.; Avenel Alliance, Inc.; and Logisoft Corp. More information is available on RCG at www.eresourcecapital.com.

Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals, objectives or security prices, including statements regarding whether current plans to grow and strengthen the company's existing network will be implemented or accomplished, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to grow or strengthen its network due to a lack of capital or an inability to identify acquisition candidates, as well as those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

INVESTOR RELATIONS: Andrew Lauman, eResource Capital Group, Inc., adl@eresourcecapital.com Telephone: 704-553-9330 ext. 27


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